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                                                                       Exhibit 8

                                                  Notice of Withdrawal Right


                                                           December 3, 1992
                                                        RE:  POL#:  00Z010011J
T CASE                                                    INSURED:  T CASE
BOSTON                                                       PLAN:  VOLLVL
MA 02222                                                     PREM:     $248.50
                                                             MODE:  MONTHLY
                                                      ANNUAL PREM:     $2982.00


We are sending you this notice in order to comply with the laws administered by the United States Securities and Exchange Commission ("SEC"). Please read it carefully and retain it with your important records.

You have recently purchased a variable life insurance policy from New England Variable Life Insurance Company ("NEVLICO"). The benefits of the policy depend on the investment experience of New England Variable Life Separate Account ("ACCOUNT").

You have the right to examine and cancel this policy. You may return the policy for cancellation at any time up until the latest of:

     1.  10 days after you have received the policy;

     2.  45 days from the date you completed Part 1 of the application; and

     3.  10 days from the date of the postmark of this notice.

If you exercise this right, you are entitled to a full refund of all payments made. In determining whether to cancel your policy, you should consider, among other things, the projected cost of your policy and your ability to make the scheduled premium payments as stated in your policy. Please consult and review the prospectus you have received which describes the deductions from premiums before amounts are allocated to the selected accounts and other charges assessed in connection with the policy, including:

     From each scheduled premium (after deduction of any premiums for rider benefits and substandard risk) a deduction of the portion of the annual administrative charge allocable to the premium, equal to $55 per year if premiums are paid annually, or a maximum of $57.75 per year if premiums are paid more frequently;

     From each scheduled premium (after deduction of the annual administrative charge and any premiums for rider benefits and substandard risk), a charge of 2.5% for premium tax, a charge of 1% for federal taxes, and a charge of 5.5% for sales expenses. NEVLICO currently intends to waive this sales charge on scheduled premiums paid after the first 15 policy years;
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     From each unscheduled payment, a state premium tax charge of 2.5%, a charge for federal taxes of 1%, and a sales charge of 5.5%;


     Upon total or partial surrender, if the face amount is reduced or upon lapse of the Policy during the first 15 policy years, a surrender charge consisting of a deferred administrative charge no greater than $2.50 per $1,000 of face amount and a deferred sales charge in an amount no greater than 43.5% of the scheduled premium for the first policy year, plus 23.5% of the scheduled premium for policy years two and three, plus 14.5% of the scheduled premium for policy year four. This maximum deferred sales charge applies in policy years four through eight. For insureds who are age 53 or less at issue, the maximum deferred sales charge may be lower. Your policy's schedule page shows the maximum surrender charge for your policy;

     On the first day of each policy month, deductions from the cash value for the cost of insurance, an administrative charge of $0.05 per $1,000 of face amount (guaranteed not to exceed $0.08 per $1,000 of face amount) and a minimum death benefit guarantee charge of $0.01 per $1,000 of face amount:

     Upon nonpayment of a scheduled premium pursuant to the Special Premium Option, a deduction from cash value equal to 91% of the amount of the annual administrative charge due with the premium and 91% of any applicable charges for riders or substandard risk.

If you decide to cancel your policy, complete the enclosed form and return your policy in accordance with the enclosed instructions. The post mark of the returned policy must be on or before the latest date permitted for cancellation described above.



Edward N. Wadsworth

Secretary
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Instructions
Please read carefully

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To the Contract Owner:

If, after reading the enclosed notice, you elect to return your contract for cancellation you must:

     1.  Sign and date the bottom of this form.

     2.  Mail the form together with your contract (if received by you) to:
                  New England Variable Life Insurance Company
                  501 Boylston Street
                  Boston, Massachusetts 02117

     3. The post mark on the envelope must be on or before the latest date permitted for cancellation as described in the attached letter.

     4. Please check the box below if you have not received your contract when mailing this card.

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     To:  New England Variable Life Insurance Company

     Pursuant to the terms of the notice previously furnished me by New England Variable Life Insurance Company, I hereby return the contract numbered below for cancellation and request a full refund of the premium paid by me for the contract.


     ----------------                  ----------------------------------------
     Date                              Signature of Contract Owner



                                       ----------------------------------------
                                       Contract Number



___ I have not received the contract and should it be received, I will return it to New England Variable Life Insurance Company.